                                               EXHIBIT 4

CERTIFICATE OF DESIGNATION

OF

RIGHTS, PREFERENCES AND PRIVILEGES OF

AUGUST 2015 PREFERRED STOCK OF

POWIN CORPORATION

 The undersigned, Joseph Lu and Nicholas Goyak, certify that:

A.            They are the duly elected and acting President and Secretary, respectively, of Powin Corporation, a Nevada corporation (the "Company" or "corporation").

B.            Pursuant to the authority given by the Company's Restated Articles of Incorporation, the Board of Directors of the Company has duly adopted the following resolutions:

 WHEREAS, the Articles of Incorporation of this corporation provide for a class of shares known as Preferred Stock, issuable from time to time;

 WHEREAS, the Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such Series and to determine the designation thereof, or any of them;

 WHEREAS, this corporation has not issued any shares of Preferred Stock and the Board of Directors of this corporation desires, pursuant to its authority, to determine and fix the rights, preferences, privileges and restrictions relating to the initial series of Preferred Stock and the number of shares constituting and the designation of the series;

 NOW, THEREFORE, BE IT RESOLVED, the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges, and restrictions of the Preferred Stock as follows:

1.              Designation of Series.  The initial series of Preferred Stock shall be designated "August 2015 Preferred Stock."

2.              Number of Shares.  The number of shares constituting the August 2015 Preferred Stock shall be 13,625,826 shares.

3.             Dividend Preference.  The holders of shares of August 2015 Preferred Stock shall be entitled to receive non-cumulative dividends when, as and if declared by the Board of Directors out of funds legally available therefor.  If a dividend is declared on the Common Stock, the holders of the August 2015 Preferred Stock shall be entitled to the same per share dividend, subject to adjustment as provided by Section 6 below, prior to and in preference to the holders of the Common Stock.  No right shall accrue to the holders of the August 2015 Preferred Stock as a result of the failure of the Board of Directors to declare or pay dividends on the shares in any prior period.

4.             Liquidation Preference.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of August 2015 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, $0.56 per share (the "Original Issue Price") of August 2015 Preferred Stock plus an amount equal to any declared but unpaid dividends on such share.  If upon the occurrence of such event, the assets and funds so distributed among the holders of the August 2015 Preferred Stock shall be insufficient to permit the payment to such holders of the full above-described preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the August 2015 Preferred Stock in proportion to the amount of such stock owned by each such holder.

5.             Voting Rights.

Except as otherwise required by law, the holders of the August 2015 Preferred Stock and holders of Common Stock shall be entitled to notice of any shareholders' meeting.  The holders of the August 2015 Preferred Stock shall be entitled to act by written consent on any matter submitted to the holders of Common Stock in such fashion.  The holders of the August 2015 Preferred Stock and holders of Common Stock shall vote as a single class on every matter submitted for shareholder approval.  Each holder of August 2015 Preferred Stock shall be entitled to one vote for each full share of Common Stock into which a share of August 2015 Preferred Stock would be convertible on the record date set for the meeting, or on the date of the written consent, as the case may be.

6.             Conversion Rights.  The holders of the August 2015 Preferred Stock shall have conversion rights as follows (the "Conversion Rights").

a.           Optional Conversion.  Subject to and in compliance with the provisions of this Section 6, any shares of August 2015 Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock.  The number of shares of Common Stock to which a holder of August 2015 Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "August 2015 Preferred Conversion Rate" then in effect (determined as provided in Section 6b) by the number of shares of August 2015 Preferred Stock being converted.

b.           August 2015 Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of the August 2015 Preferred Stock (the "August 2015 Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the August 2015 Preferred Stock by the "August 2015 Preferred Conversion Price," calculated as provided in Section 6c.

c.           Conversion Price.  The conversion price for the August 2015 Preferred Stock shall initially be the Original Issue Price of the August 2015 Preferred Stock (the "August 2015 Preferred Conversion Price").  Such initial August 2015 Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 6.  All references to the August 2015 Preferred Conversion Price herein shall mean the August 2015 Preferred Conversion Price as so adjusted.

d.           Mechanics of Conversion.  Each holder of August 2015 Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 6 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the August 2015 Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same.  Such notice shall state the number of shares of August 2015 Preferred Stock being converted.  Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of August 2015 Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of August 2015 Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

e.           Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the date that the first share of August 2015 Preferred Stock is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock Stock, the August 2015 Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the August 2015 Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 6e shall become effective at the close of business on the date the subdivision or combination becomes effective.

f.           Adjustment for Common Stock Dividends and Distributions.  If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the August 2015 Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the August 2015 Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the August 2015 Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the August 2015 Preferred Conversion Price shall be adjusted pursuant to this Section 6f to reflect the actual payment of such dividend or distribution.

g.             Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the August 2015 Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6), in any such event each holder of August 2015 Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of August 2015 Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

h.             Reorganizations, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 6), as a part of such capital reorganization, provision shall be made so that the holders of the August 2015 Preferred Stock shall thereafter be entitled to receive upon conversion of the August 2015 Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of August 2015 Preferred Stock after the capital reorganization to the end that the provisions of this Section 6 (including adjustment of the August 2015 Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the August 2015 Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

i.              Sale of Shares Below Series Preferred Conversion Price.

(i)           If at any time or from time to time after the date hereof, the Company issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection 6i(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 6f above, and other than a subdivision or combination of shares of Common Stock as provided in Section 6e above, for an Effective Price (as defined in subsection 6i(iv) below) less than the then effective August 2015 Preferred Conversion Price, then and in each such case the then existing August 2015 Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the August 2015 Preferred Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection 6i(ii) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such August 2015 Preferred Conversion Price and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of August 2015 Preferred Stock could be converted if fully converted as of the time of such issuance, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding as of the time of such issuance.

(ii)           For the purpose of making any adjustment required under this Section 6i, the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed as the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed as the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection 6i(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii)           For the purpose of the adjustment required under this Section 6i, if the Company issues or sells (i) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the August 2015 Preferred Conversion Price in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the August 2015 Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the August 2015 Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the August 2015 Preferred Conversion Price, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

(iv)           "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 6i, whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock issued or issuable upon conversion of the August 2015 Preferred Stock; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued or issuable pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the date hereof to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans, warrants or other arrangements that are approved by the Board of Directors; (C) shares of Common Stock issued or issuable pursuant to the exercise of options, warrants or convertible securities outstanding as of the date hereof, (D) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued or issuable pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition or business combination approved by the Board of Directors, (E) shares of Common Stock issued or issuable pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution that is approved by the Board of Directors, (F) shares of Common Stock issued or issuable in connection with strategic transactions involving the Company and other entities, including joint ventures, manufacturing, marketing or distribution arrangements, and technology transfer or development arrangements, that is approved by the Board of Directors. References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 6i.  The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 6i, into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 6i, for such Additional Shares of Common Stock.

j.              Certificate of Adjustment.  In each case of an adjustment or readjustment of the August 2015 Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the August 2015 Preferred Stock, if the August 2015 Preferred Stock is then convertible pursuant to this Section 6, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of August 2015 Preferred Stock at the holder's address as shown in the Company's books.

k.             Automatic Conversion.

(i)           Each share of August 2015 Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective August 2015 Preferred Conversion Price, (a) at any time upon the affirmative vote of the holders of at least fifty percent (50%) of the outstanding shares of the August 2015 Preferred Stock, or (b) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $10,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 6d.

(ii)           Upon the occurrence of the event specified in paragraph (i) above, the outstanding shares of August 2015 Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of August 2015 Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the August 2015 Preferred Stock, the holders of August 2015 Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the August 2015 Preferred Stock.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of August 2015 Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 6d.

l.           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of August 2015 Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of August 2015 Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

m.           Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the August 2015 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the August 2015 Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the August 2015 Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

n.           Notices.  Any notice required by the provisions of this Section 6 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

o.           Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of August 2015 Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of August 2015 Preferred Stock so converted were registered.

p.           No Dilution or Impairment.  Without the consent of a majority of the holders of the then outstanding August 2015 Preferred Stock, the Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

7.             Transfer of Preferred Stock in the Event of a Sale of Substantially all the Assets of the Company.

NOTWITHSTANDING ANYTHING to the contrary hereunder written, in the event the Company shall transfer substantially all of its assets to a wholly-owned corporation (herein "Subsidiary") for the purpose of sale of such assets, the rights, preferences and provisions pertaining to August 2015 Preferred Stock including the conversion features thereof shall be transferred to and assumed by such Subsidiary as if such August 2015 Preferred Stock were originally issued by the Subsidiary and this Company shall be deemed relieved from any obligations as to the August 2015 Preferred Stock as if such stock had never been created or issued by this Company.

RESOLVED FURTHER, that the President and Secretary of the Company are each authorized to execute, verify and file a certificate of determination of preferences in accordance with Nevada law.

C.            The authorized number of shares of Preferred Stock of the corporation is 25,000,000, and the number of shares constituting August 2015 Preferred Stock, none of which has been issued, is 13,625,826.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on August 3, 2015.

/s/ Joseph Lu Name: Joseph Lu Title: President	/S/ Nicholas Goyak Name: Nicholas Goyak Title: Secretary